Exhibit 99.1

Table 8 - Moist Smokeless Tobacco: Volume and Retail Share

	Volume (Million Cans)			Retail Share
	Q1 2009*	Q1 2008**	Change	Q1 2009	Q4 2008	Change
Skoal	61.5	65.8	(6.5)%	24.9	25.1	(0.2	) pp

Copenhagen	63.8	68.5	(6.9)%	24.0	24.2	(0.2	) pp

Red Seal/Other	26.2	25.6	2.3%	8.4	8.3	0.1	pp

Total MST	151.5	159.9	(5.3)%	57.3	57.6	(0.3	) pp

Note: Volume includes cans sold as well as promotional units, and excludes international volume. *Includes volume for January 1-5, 2009 representing domestic volume shipped by USSTC when it was owned by UST (10.9 million cans). **First quarter of 2008 represents domestic volume shipped by USSTC when it was owned by UST. Retail share performance (full quarterly results) is based on data from Information Resources, Inc., InfoScan Moist Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks MST market share performance.